UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2008

WPT Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50848	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Wilshire Blvd., Suite 350, Los Angeles, California		90036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  323-330-9900

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2008, the Board of Directors of WPT Enterprises, Inc. (the “Company”) authorized a limited exchange of stock options with certain Company employees.  The Company, in individually negotiated transactions, offered to exchange outstanding stock options held by certain employees for new stock options to be priced at the closing market price of the Company’s common stock on December 10, 2008.  The vesting of the new stock options was restarted and one quarter of the stock options vest annually on the anniversary of the date of grant.  The new stock options also have the revised acceleration on change in control terms described in the Current Report on Form 8-K dated December 8, 2008.  On December 10, 2008, the Company cancelled 847,000 stock options and issued 807,000 stock options to 10 employees.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Rohin Malhotra, Managing Director of the Corporation, was included in the exchange of stock options described in Item 1.01 Entry into a Material Definitive Agreement.  Mr. Maholtra cancelled 180,000 stock options that were issued on November 8, 2007 at an exercise price of $2.27, and was issued 180,000 new stock options at an exercise price of $0.55.  Mr. Adam Pliska, General Counsel and Secretary of the Corporation, was also included in the exchange of stock options described in Item 1.01 Entry into a Material Definitive Agreement.  Mr. Pliska cancelled 20,000 stock options that were issued on August 9, 2004 at an exercise price of $8.00, 80,000 stock options that were issued on September 6, 2005 at an exercise price of $11.95, 60,000 stock options that were issued on March 15, 2007 at an exercise price of $4.80 and 10,000 stock options that were issued on May 30, 2007 at an exercise price of $4.53, and was issued 170,000 new stock options at an exercise price of $0.55.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

December 11, 2008	By:	/s/ Thomas Flahie

Name: Thomas Flahie
Title: Interim Chief Financial Officer